Exhibit 99.1

IT TECH PACKAGING ANNOUNCES PRICING OF $1.4 MILLION PUBLIC OFFERING

BAODING, China, May 13, 2025–(PRNewswire)– IT Tech Packaging Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced the pricing of a public offering of 6,899,500 shares of its common stock at a price to the public of $0.20 per share. The gross proceeds from the offering to IT Tech Packaging are expected to be approximately $1.4 million, before deducting offering fees and expenses. The offering is expected to close on May 14, 2025, subject to customary closing conditions.

Maxim Group LLC is acting as the sole placement agent for the offering.

IT Tech Packaging intends to use the net proceeds of this offering for working capital and other general corporate purposes.

A shelf registration statement relating to the shares of common stock offered in the public offering described above was filed with the Securities and Exchange Commission (“SEC”) on April 3, 2023, and declared effective by the SEC on April 14, 2023. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting Maxim Group LLC at 300 Park Avenue, 16th Floor, New York, New York, telephone (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China's Hebei Province, ITP is located strategically close the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: www.itpackaging.cn.

Forward-Looking Statements

Contacts:

At the Company Email:

ir@itpackaging.cn
Tel: +86 0312 8698215